Exhibit H-1

          Proposed Form of Federal Register Notice

SECURITIES AND EXCHANGE COMMISSION
(Release No. 35-_____)
Filings under the Public Utility Holding Company Act of
1935, as amended ("Act")
June __, 2000

     Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendments thereto is/are available for public inspection through the Commission's Office of Public Reference.

     Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by July __, 2000 to the Secretary, Securities and Exchange Commission, 450 5th Street, N.W., Washington, D.C. 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) as specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After July __, 2000, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.

                *    *     *     *     *    *

VECTREN CORPORATION, ET AL.    (70-[___])

     Vectren Corporation ("Vectren") and its wholly-owned subsidiary company, Vectren Utility Holdings, Inc. ("VUHI"), have filed an application pursuant to Sections 3(a)(1), 9(a)(2) and 10 of the Public Utility Holding Company Act of 1935, as amended (the "Act") in connection with the proposed acquisition by Vectren, through two of its subsidiaries, of certain of the gas distribution assets of The Dayton Power & Light Company ("DP&L").

     Vectren is a recently created Indiana public utility holding company that claims exemption from registration pursuant to Rule 2 under Section 3(a)(1) of the Act.
Vectren was formed on March 31, 2000 from the combination of
Indiana Energy, Inc. and SIGCORP, Inc.   VECTREN
CORPORATION, Holding Co. Act Release No. 27150 (March 8,
2000) (the "March Order"). Through its public-utility subsidiary companies, Southern Indiana Gas and Electric Company ("SIGECO"), Community Natural Gas Company, Inc. ("Community") and Indiana Gas Company, Inc. ("Indiana Gas"), Vectren provides electric and/or gas utility service to customers in Southern and Central Indiana.

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     DP&L is a wholly owned subsidiary of DPL, Inc., a
public utility holding company that claims exemption from registration pursuant to Rule 2 under Section 3(a)(1). DP&L provides electric and gas service to customers in west central Ohio. Of interest here, DP&L provides retail gas distribution to approximately 300,000 customers.

     Vectren has established a new Indiana subsidiary, VUHI, that will serve as the intermediate holding company for Vectren's utility interests. Vectren will contribute the common stock of its public-utility subsidiary companies to VUHI.

     Vectren and one of its subsidiaries, Vectren Energy Delivery of Ohio, Inc. (formerly Number-3CHK, Inc.) (referred to here as "OhioCo") have entered into an agreement to purchase certain of the natural gas distribution assets of DP&L (the "DP&L Assets"). Vectren proposes to acquire the DP&L Assets as a tenancy in common through two separate subsidiaries: Indiana Gas will acquire an approximately 47% ownership interest in the DP&L Assets and OhioCo will acquire the remaining approximately 53% ownership interest in the DP&L Assets. OhioCo will be operator of DP&L Assets. Because Ohio law requires domestic incorporation of any entity providing utility services in Ohio, to ensure that it complies with Ohio laws, Indiana Gas has incorporated under Ohio, as well as Indiana, law.